EXHIBIT 10


                                    January 1, 2001 (revised December 19, 2001)



                               THE TIMKEN COMPANY
                          MANAGEMENT PERFORMANCE PLAN


     Purpose

     The purpose of The Timken Company (the "Company") Management Performance Plan (the "Plan") is to promote the profitable growth of the Company by:

        - Providing rewards for achieving increasing levels of return on capital.

        - Recognizing corporate, business unit and individual performance achievement.

        -   Attracting, motivating and retaining superior executive talent.

     Administration

     It is the responsibility of senior management of the Company to execute the provisions of the Plan. Based on senior management recommendations, the Compensation Committee (the "Committee") approves financial goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan.

     Participation

     The participant group includes Company executive officers and other key employees of the Company and its subsidiaries in positions assigned to Grades 7 or higher (i.e., 750 or more points) based on the Company's job evaluation process.

     Bonus Opportunity

     Each position is assigned a target bonus expressed as a percentage of annual base salary. The targets are based on market data for companies that are similar for compensation purposes, including companies of similar size and similar industries. The targets are reviewed annually by management, and the Committee will approve all target bonuses for officers.

     The full target bonus opportunity represents an appropriate bonus award if performance standards are met for Corporate, Business Unit and Individual results.

     Bonus funds for the three components-Corporate, Business Unit and Individual - will be developed independently based on performance achievement versus the goal(s) for each component. The actual value of each component can range from 0% to 200% of target based on performance.

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     For most participants, the total bonus will be the sum of the amounts for
     Corporate, Business Unit and Individual performance. In general, the more senior participants will have greater weight placed on corporate results, while other participants will have a greater weight placed on business unit and individual performance results.

     The allocations to corporate, business unit and individual performance will be reviewed annually and changes to the allocations will be determined by senior management.

     Performance Measures

     Corporate/Business Unit Components

     The primary Corporate and Business Unit performance measure is Return on Invested Capital, one measure of which is Earnings Before Interest and Taxes (EBIT) divided by Beginning Invested Capital (BIC).

     At the beginning of each year, the Committee will specify the EBIT/BIC and other financial or non-financial performance measures to be used to evaluate Corporate and Business Unit performance for the coming year. Potential performance measures include, but are not limited to:

         -    Cash flow (including free cash flow)
         -    Continuous improvement
         -    Cost of capital
         -    Customer satisfaction
         -    Debt reduction
         - Earnings growth (including earnings per share and earnings before interest and taxes)
         -    Financial performance exceeding that of peer/competitor companies
         -    Improvement of shareholder return
         -    Inventory management
         -    Net income
         -    Productivity improvement
         -    Profit after taxes
         -    Quality
         - Recruitment and development of excellent associates with emphasis on diversity
         -    Reduction of fixed costs
         -    Return on assets
         -    Return on equity
         -    Return on invested capital (EBIT/BIC)
         -    Sales from new products
         -    Sales growth
         -    Successful start-up of new facility
         -    Successful acquisition/divestiture



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     For the Corporate, Business Unit and Individual components of the Plan, the size of the award will be determined by the degree to which targets are achieved for each measure within that component. Awards for performance that falls between threshold, target and maximum will be interpolated.

     Individual Component

     Individual performance goals will be established for each participant consistent with the Company's performance management process. The participant's supervisor will assess the participant's performance against these goals and make a determination of the amount of bonus to be earned for the individual component of the Plan. While the value of the individual component can range from 0% to 200% of target for a specific individual, the sum of individual award components for all participants must not exceed 100% of target.

     Award Determination

     A participant's bonus award will be determined by adding the value of each of the applicable components (corporate, business unit, individual) once performance is considered. The sum of all participant bonus determinations will equal the Total Fund.

     Minimum Performance Requirement

     For a payment to be earned for any portion of this Plan, the Company must report a predetermined net profit for the Plan year after taking into account all Plan payments for that year. Once the predetermined profit level is achieved, the Plan will function as outlined. If the predetermined profit level is not achieved, no awards will be paid under the Corporate, Business Unit or Individual component of the Plan.

     Bonus Payments

     At the end of the year, senior management will determine whether Corporate performance has exceeded the minimum performance requirement for paying bonuses. Senior management will recommend to the Committee the Total Fund based on its assessment of performance achievement at Corporate, Business Unit and individual levels. The Committee may make further adjustments to such management recommendations based on its assessment of financial and non-financial performance.

     Awards under the Plan will be paid in cash and/or stock.

     One hundred percent of awards under the Plan will be included in pension earnings and earnings for the purpose of calculating 401(k) plan benefits. Awards will not be included for purposes of any other employee benefits plans, except long term disability.



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